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		                                                                         EXHIBIT 12


                                                 CALCULATION OF RATIOS OF EARNINGS TO
                                                    FIXED CHARGES -- CONSOLIDATED


                                                              Year Ended December 31,
                                             ----------------------------------------------------------
                                                 1994       1993       1992        1991       1990
                                                 ----       ----        ----       ----       ----
                                                               (Dollars in thousands)
Excluding Interest on Deposits
  Fixed Charges:
    Interest on long-term debt and
      short-term borrowings...............   $  499,065  $  467,841   $  513,322  $  476,672  $  586,627
    One-third of rent expense.............       14,177      10,859       10,252       6,581       8,241
                                             ----------  ----------   ----------  ----------  ----------
        Total fixed charges...............   $  513,242  $  478,700   $  523,574  $  483,253  $  594,868
                                             ==========  ==========   ==========  ==========  ==========

  Earnings:
    Income before income taxes............   $  492,366  $  451,358   $  347,269  $  287,746  $  223,325
    Fixed charges.........................      513,242     478,700      523,574     483,253     594,868
                                             ----------  ----------   ----------  ----------  ----------
        Total earnings....................   $1,005,608  $  930,058   $  870,843  $  770,999  $  818,193
                                             ==========  ==========   ==========  ==========  ==========
  Ratio of earnings to fixed charges ex-
    cluding interest on deposits..........         1.96x       1.94x        1.66x       1.60x       1.38x
                                             ==========  ==========   ==========  ==========  ==========
Including Interest on Deposits
  Fixed Charges:
    Interest on long-term debt,
      short-term borrowings and deposits..   $1,326,855  $1,157,075  $1,318,228   $1,682,661  $2,044,227
    One-third of rent expense.............       14,177      10,859      10,252        6,581       8,241
                                             ----------  ----------  ----------   ----------  ----------
         Total fixed charges..............   $1,341,032  $1,167,934  $1,328,480   $1,689,242  $2,052,468
                                             ==========  ==========  ==========   ==========  ==========

  Earnings:
    Income before income taxes............   $  492,366  $  451,358  $  347,269   $  287,746  $  223,325
    Fixed charges.........................    1,341,032   1,167,934   1,328,480    1,689,242   2,052,468
                                             ----------  ----------  ----------   ----------  ----------
         Total earnings...................   $1,833,398  $1,619,292  $1,675,749   $1,976,988  $2,275,793
                                             ==========  ==========  ==========   ==========  ==========
  Ratio of earnings to fixed charges in-
    cluding interest on deposits..........         1.37x       1.39x       1.26x        1.17x       1.11x
                                             ==========  ==========  ==========   ==========  ==========
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